Exhibit 99.1

Unusual Machines to Participate in the “2025 Virtual Tech Conference: Discover

the Innovations Reshaping Tomorrow” Virtual Conference Presented by Maxim

Group LLC on Tuesday, June 3rd at 10:00 a.m. EDT

ORLANDO, FLORIDA May 29, 2025 Unusual Machines, Inc. (NYSE American: UMAC) ("Unusual Machines" or the "Company"), a leading U.S. manufacturer of drone components, today announced that CEO Allan Evans has been invited to present at the “2025 Virtual Tech Conference: Discover the Innovations Reshaping Tomorrow,” presented by Maxim Group LLC, on Tuesday, June 3rd – Thursday, June 5th at 10:00 a.m. EDT.

Unusual Machines will be taking part in the “2025 Virtual Tech Conference: Discover the Innovations Reshaping Tomorrow.” The rapid evolution of technology is paving the way for disruption across all industries, including healthcare, drones, consumer IoT, business solutions, gaming & entertainment, and more. In Maxim’s 2025 Virtual Tech Conference, we will explore how emerging growth companies are expanding their use of Quantum Computing and Artificial Intelligence (AI) to position themselves for the future. Maxim Senior Analysts will facilitate engaging dialogues with CEOs and key management of diverse companies who have their attention on technology and how it will impact and grow their business.

Unusual Machines presentation is scheduled for Tuesday, June 3rd at 10am EDT.

This conference will be live on M-Vest. To attend, sign up to become an M-Vest member.

Click here to learn more and reserve your seat: https://m-vest.com/events/tmt-06032025?utm_source=Outlook&utm_medium=email&utm_term=pr&utm_content=event

About Maxim Group LLC

Maxim Group LLC is a full-service investment banking, securities and wealth management firm headquartered in New York. The Firm provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales & trading, equity research and prime brokerage services. Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC) and the Municipal Securities Rulemaking Board (MSRB) and is a member of FINRA SIPC, and NASDAQ.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit www.unusualmachines.com.

Investor Contact:

CS Investor Relations
investors@unusualmachines.com

917-633-8980